EXHIBIT 3.62

Phone Fax:	(503) 986-2200 (503) 373-0953	Articles of Conversion – Business Entities

Secretary of State
Corporation Division
255 Capitol St., NE, Suite 151
Salem, OR 97310-1327
FilinginOregon.com

Registry Number:	378760-83

PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK.

1)	NAME OF BUSINESS ENTITY PRIOR TO CONVERSION

RTM Portland, Inc.

2)	TYPE OF BUSINESS ENTITY PRIOR TO CONVERSION

corporation

3)	NAME OF BUSINESS ENTITY AFTER CONVERSION

RTM Portland, LLC

4)	TYPE OF BUSINESS ENTITY AFTER CONVERSION

Limited liability company

5)	☒ A COPY OF THE PLAN OF CONVERSION IS ATTACHED

6)	PROVIDE ADDITIONAL INFORMATION REQUIRED FOR NEW ENTITY TYPE

The sole member of the entity is RTM, LLC, a Georgia limited liability company.

The entity shall have perpetual duration. 1155 Perimeter Center West, Ste 1200, Atlanta, GA 30338

7)	EXECUTION SIGNATURE	PRINTED NAME	TITLE

	/s/ROBERT Q. JONES, JR.	Robert Q. Jones, Jr.	VP & Asst Sec.

8)	CONTACT NAME	DAYTIME PHONE NUMBER (INCLUDE AREA CODE)

	Tracey Fraser	(678) 514-4338

Oregon

PLAN OF CONVERSION
BY WHICH
RTM PORTLAND, INC.
CONVERTS INTO
RTM PORTLAND, LLC

          THIS IS A PLAN OF CONVERSION (“this Plan of Conversion”) related to the conversion (the “Conversion”) of RTM Portland, Inc., an Oregon corporation (the “Converting Entity”), into a limited liability company organized under Oregon law (the “Resulting Entity”).

          1. Names of Constituent Entities. The Converting Entity will convert into the Resulting entity under the name “RTM Portland, LLC”.

          2. Address. The address for each of the Converting Entity and the Resulting Entity will be 1155 Perimeter Center West, Suite 1200, Atlanta, Georgia 30338.

          3. Jurisdiction. The Converting Entity is incorporated under the laws of the State of Oregon. The Resulting Entity will be organized under the laws of the State of Oregon.

          4. The Converting Entity and Resulting Entity. In accordance with the terms of this Plan of Conversion and the applicable laws of the State of Oregon: (a) the Converting Entity shall make an appropriate filing of articles of conversion of the Converting Entity and/or articles of organization of the Resulting Entity, as necessary, with the Secretary of State of the State of Oregon; and (b) upon the acceptance of such filings by the Secretary of State of Oregon (the “Effective Time”), the Converting Entity shall be converted into the Resulting Entity, which shall continue to exist as a limited liability company created and governed by the laws of the State of Oregon.

          5. Effect of Conversion. At the Effective Time: (a) the Converting Entity shall convert into the Resulting Entity; (b) the Converting Entity’s stock shall be converted as provided in this Plan of Conversion; and (c) the Conversion shall otherwise have the effect provided under the applicable laws of the State of Oregon.

          6. Manner and Basis of Converting Stock. At the Effective Time, all of the issued and outstanding shares of Converting Entity stock (“Stock”) which are issued and outstanding immediately prior to the Effective Time, including any stock which is then held in the Converting Entity’s treasury, shall, by virtue of the Conversion and without any further action on the part of the holder of such Stock, be converted into one (1) membership interest in the Resulting Entity, and no additional member’s interests in the Resulting Entity shall be issued in respect of such Stock.

          7. Articles of Organization. The Articles of Organization of the Resulting Entity shall be the Articles of Organization of the Resulting Entity at and after the Effective Time until amended in accordance with applicable law.

          8. Operating Agreement. The Operating Agreement of the Resulting Entity shall be the Operating Agreement of the Resulting Entity at and after the Effective Time until amended in accordance with applicable law, as the approval of this Plan of Conversion shall be deemed execution of such Operating Agreement by the members of the Resulting Entity.

RTM, Inc.

By:	\s\ Robert Q. Jones, Jr.

Name: Robert Q. Jones, Jr.
Title: VP, Corporate & Securities Counsel